Exhibit 10.6

EXECUTION COPY

COLLATERAL MANAGEMENT AGREEMENT

This Collateral Management Agreement (this "Agreement") is made as of April 7, 2015, by and between BDCA Helvetica Funding, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the "Issuer") and Business Development Corporation of America, a corporation incorporated under the laws of the State of Maryland (together with is successors and assigns in such capacity, the "Collateral Manager").

RECITALS:

The Issuer intends to issue certain Class A Notes (the "Class A Notes") pursuant to an Indenture, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the "Indenture"), between the Issuer and U.S. Bank National Association, a limited purpose national banking association with trust powers organized under the laws of the United States, as trustee (together with its permitted successor and assigns in the trusts thereunder, the "Trustee");

Pursuant to the Indenture, the Issuer has pledged the Collateral to the Trustee as security for the Class A Notes;

The Issuer wishes to enter into this Agreement, pursuant to which the Collateral Manager agrees to perform, on behalf of the Issuer, certain duties with respect to the Collateral securing the Class A Notes in the manner and on the terms set forth herein and to provide such additional services as are consistent with the terms of this Agreement, the Collateral Administration Agreement and the Indenture; and

The Collateral Manager has the capacity to provide the services required hereby and is prepared to perform such services upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.          Definitions

Capitalized terms used but not defined herein (including in the recitals) shall have the respective meanings given to such terms in the Indenture. In the event of any conflict or inconsistency between any term defined herein and any term defined in the Indenture, the defined term as set forth herein shall govern.

"Accepted Servicing Practices": The meaning specified in Section 7.

"Advance Restructuring Notice": The meaning specified in Section 2(o).

"Advisers Act": The meaning specified in Section 6(e).

"BDCA Counterparty Repo": The TBMA/ISMA Global Master Repurchase Agreement (2000 Version) dated as of March 31, 2015 (together with the related annex and confirmation (each as amended, supplemented or otherwise modified from time to time) between the Seller and UBS.

"Collateral Manager Advances": All Collateral Manager Expenses paid by the Collateral Manager from its own funds in connection with its obligations under this Agreement.

"Collateral Manager Expenses": Any and all customary and reasonable out-of-pocket expenses paid or incurred by the Collateral Manager in connection with, and as permitted by, its collateral management activities and obligations under this Agreement.

"Collateral Manager Fee": On any Payment Date, a fee equal to 0.50% (50 basis points) per annum times the aggregate average value of the Managed Assets for the Monthly Period ending on the last Business Day of the month immediately before the Payment Date, calculated on the basis of a 360-day year of twelve 30-day months prorated for the related Monthly Period.

"Default Valuation Date": The earlier of:

(a)          the date on which one or more Firm Bids have been obtained by the Collateral Manager for all of the Portfolio Assets (other than the Zero-Value Portfolio Assets, as defined in the BDCA Counterparty Repo, it being understood that those Zero-Value Portfolio Assets for which one or more Firm Bids have been obtained on or prior to the Default Valuation Date shall be included in the calculation of the Final Price) pursuant to Section 2(p) of this Agreement; and

(b)          the date that is three calendar months immediately following the day on which the UBS Termination Event occurs.

"Final Price": With respect to the Notes shall be an amount in USD equal to the sum of:

(a)          the sum, with respect to each Portfolio Asset (including, without limitation, any Zero-Value Portfolio Asset) for which the Collateral Manager is able to obtain at least three Firm Bids or combination of Firm Bids for such Portfolio Asset at or prior to the Portfolio Asset Sale Cut-Off Time, of the highest such Firm Bid or weighted average of combined Firm Bids obtained by the Collateral Manager in accordance with Section 2(p); plus

(b)          the sum, with respect to each Portfolio Asset (including, without limitation, any Zero-Value Portfolio Asset) for which the Collateral Manager is unable to obtain at least three Firm Bids or combination of Firm Bids for such Portfolio Asset at or prior to the Portfolio Asset Sale Cut-Off Time, of the fair market value of such Portfolio Asset at the Portfolio Asset Sale Cut-Off Time, as shall be determined by the Collateral Manager in a commercially reasonable manner, having regard to such pricing sources and methods (which may include, without limitation, available prices for securities with similar maturities, terms, and credit characteristics as such Portfolio Asset) as the Collateral Manager considers reasonably appropriate; plus

(c)          the aggregate amount of all cash held by the Issuer on the Default Valuation Date; plus

(d)          the aggregate cost of purchase of all Eligible Investments held by the Issuer on the Default Valuation Date.

"Firm Bid": The meaning specified in Section 2(p)(i).

"Full Payment Date": The day next following the payment in full or redemption in whole of the Notes and the termination of the Indenture in accordance with its terms.

"Indemnified Person": The meaning specified in Section 8(a).

"Insolvency Laws": (a) the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time, and (b) all other applicable liquidation, conservatorship, examinership, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of any applicable jurisdiction from time to time in effect affecting the rights of creditors generally.

"Managed Assets": The meaning specified in Section 2(f).

"Portfolio Asset Sale Cut-Off Time": 3:00 p.m. (New York time) on the date that is three calendar months immediately following the day on which the UBS Termination Event occurs.

"Other Investment Vehicles": The meaning specified in Section 6(b).

"Responsible Officer": Any officer, or director or employee of the Issuer or the Collateral Manager, as the case may be, involved in or responsible for the administration, supervision or management of this Agreement.

"Restructuring Notices": The meaning specified in Section 2(o).

“Seller”: Business Development Corporation of America, a corporation incorporated under the laws of the State of Maryland, acting in its capacity as seller of Class A Notes under the BDCA Counterparty Repo, together with its successors in such capacity.

"UBS Termination Event": The meaning specified in Section 2(p).

2.          General Duties of the Collateral Manager

Subject to and in accordance with the terms of the Indenture and this Agreement, the Collateral Manager shall provide those services pertaining to the Portfolio Assets and the other Collateral that, applying Accepted Servicing Practices, are required to be performed by the Collateral Manager, which services include the following:

(a)          The Collateral Manager agrees to supervise and direct the investment and reinvestment of the Collateral, and shall perform on behalf of the Issuer the duties that have been expressly delegated to the Collateral Manager in this Agreement and in the Indenture (and the Collateral Manager shall have no obligation to perform any other duties under the Indenture or otherwise) and, to the extent necessary or appropriate to perform such duties, the Collateral Manager shall have the power to execute and deliver all necessary and appropriate documents and instruments on behalf of the Issuer with respect thereto. In addition, in performing its obligations under this Agreement, the Collateral Manager shall, except as otherwise provided in and subject to the terms of this Agreement, have full power and authority to (i) take any and all actions in connection with its collateral management obligations hereunder that it deems necessary or appropriate (in each case, subject to Accepted Servicing Practices), and (ii) execute and deliver all necessary and appropriate documents and instruments on behalf of the Issuer with respect thereto. The Issuer hereby agrees to cooperate with the Collateral Manager by either executing and delivering to the Collateral Manager from time to time (x) powers of attorney evidencing the Collateral Manager’s authority and power under this Agreement, or (y) such documents or instruments deemed necessary or appropriate by the Collateral Manager to enable the Collateral Manager to carry out its collateral management obligations under this Agreement.

(b)          The Collateral Manager shall (i) select all Portfolio Assets which shall be acquired or sold by the Issuer and pledged to the Trustee pursuant to the Indenture and (ii) facilitate the acquisition, disposition and settlement of Portfolio Assets by the Issuer in accordance with the Indenture, including the delivery of Collateral in accordance with the Indenture.

(c)          The Collateral Manager shall monitor the Collateral, on behalf of the Issuer, on an ongoing basis and, except to the extent such obligation is delegated to the Collateral Administrator under the Collateral Administration Agreement, shall use commercially reasonable efforts to provide to the Issuer all reports, schedules and other data which the Issuer is required to prepare, deliver or furnish under the Indenture or the Collateral Administration Agreement, in the form and containing all information required thereby and on or before the date required under the Indenture and to deliver them to the parties entitled thereto under the Indenture. The Collateral Manager shall, on behalf of the Issuer, use commercially reasonable efforts to obtain, to the extent practicable, any information concerning whether a Portfolio Asset has become a Defaulted Obligation.

(d)          [Reserved].

(e)          The Collateral Manager shall use commercially reasonable efforts to furnish Issuer Orders, Issuer Requests and officer's certificates as may be required under the Indenture, including providing any certifications, and the Collateral Manager shall have the power to execute and deliver all necessary and appropriate documents and Instruments on behalf of the Issuer with respect thereto.

(f)          The Collateral Manager may, in its sole discretion, subject to and in accordance with the provisions of the Indenture and this Agreement including, but not limited to, Section 2(o), direct the Trustee in writing to take the following actions with respect to any Portfolio Asset, Defaulted Obligation, and any other assets and property included in the Collateral (collectively, the "Managed Assets"), as applicable:

(i)          retain such Managed Asset;

(ii)         sell or otherwise dispose of such Managed Asset in the open market or otherwise (including to itself on arm’s length terms);

(iii)        acquire, as security for the Class A Notes in substitution for or in addition to any one or more Managed Assets included in the Collateral, one or more additional Managed Assets;

(iv)        if applicable, tender such Managed Asset pursuant to an Offer;

(v)         if applicable, consent to any proposed amendment, modification, extension or waiver pursuant to an Offer;

(vi)        retain or dispose of any securities or other property (other than Cash) received pursuant to an Offer;

(vii)       waive any default with respect to any Defaulted Obligation;

(viii)      vote to accelerate the maturity of any Defaulted Obligation;

(ix)         amend, waive, consent, modify, extend or vote with respect to any Managed Asset;

(x)          exercise any other rights or remedies with respect to any Managed Asset and as provided in the related Underlying Instrument including without limitation the negotiation of any workout or restructuring and the acceptance of any security or other consideration issued in a plan of reorganization, bankruptcy or other proceeding involving any thereof, or take any other action consistent with the terms of the Indenture which, in accordance with Accepted Servicing Practices, the Collateral Manager reasonably believes to be in the best interests of the Holders; and

(xi)         exercise any other rights or remedies with respect to such Managed Asset.

(g)          Except as expressly otherwise permitted in Section 6, the Collateral Manager shall cause any purchase or sale of any Managed Asset to be effected for cash and otherwise on arm's length terms.

(h)          In connection with taking or omitting any action under the Indenture or this Agreement, the Collateral Manager may, in accordance with Accepted Servicing Practices, consult with counsel and may rely in good faith on the advice of such counsel or any opinion of counsel selected in good faith with reasonable care.

(i)          The Collateral Manager is hereby granted, and shall have, full power to take all actions and execute and deliver all necessary and appropriate documents and instruments on behalf of the Issuer in accordance with this Agreement. The Collateral Manager hereby accepts and agrees to perform all of the duties delegated to it under this Agreement in accordance with Accepted Servicing Practices.

(j)          From and after the occurrence and continuance of an Event of Default, the Collateral Manager shall continue to perform and be bound by the provisions of this Agreement. The Trustee shall be entitled to rely and be protected in relying upon all actions and omissions to act of the Collateral Manager thereafter as fully as if no Event of Default had occurred.

(k)          Notwithstanding anything to the contrary contained herein, the standard of care applicable to the Collateral Manager’s performance of its services under this Agreement shall be the servicing standards applicable pursuant to Accepted Servicing Practices.

(l)          The Collateral Manager may enter into subservicing agreements for the servicing and administration of all or a part of the Portfolio Assets and the other Collateral; provided that entering into such a subservicing agreement shall not constitute an assignment of rights or delegation of performance obligations of the Collateral Manager, which obligations shall remain the primary obligations of the Collateral Manager.

(m)          In performing its duties hereunder, the Collateral Manager shall not take any action which is prohibited pursuant to the terms of the Indenture or any of the other Transaction Documents and shall take all actions within its reasonable power and control which are necessary or appropriate to cause the Issuer to comply with the terms and conditions of the Indenture and the other Transaction Documents (including, without limitation, timely preparation and delivery of all statements, notices and other reports required pursuant to the Transaction Documents to the extent such preparation and delivery has not been delegated to another party under the Transaction Documents) and to cause any newly acquired Portfolio Assets to comply with the statements and criteria set forth in Section 12.2 of the Indenture; provided, that in no event shall the Collateral Manager have any obligation pursuant to this clause to cause the Issuer to comply with any monetary obligation set forth in any Transaction Document (including, without limitation, the payment of principal, interest, fees, expenses, indemnity obligations or other amounts).

(n)          [Reserved].

(o)          Notwithstanding any other term of this Agreement (A)(x) the Collateral Manager shall, on behalf of the Issuer, deliver written notice to the Liquidation Agent in the event that it receives a request to take, agree or consent to any of the following actions with respect to any Portfolio Asset within two (2) Business Days of receipt of such request (any such notice, an “Advance Restructuring Notice”) and (y) the Collateral Manager shall provide written notice to the Liquidation Agent no less than one Business Day (or such lesser period as may be necessary in order to take, agree or consent to the relevant action prior to the applicable deadline therefor) prior to taking, agreeing or consenting to any of the following actions with respect to any Portfolio Asset (such notice, together with any Advance Restructuring Notice, the “Restructuring Notices”) and (B) unless the relevant action will result in the Portfolio Asset being treated as a Defaulted Obligation for all purposes of the Indenture, the BDCA Counterparty Repo and this Agreement by all parties thereto, the Collateral Manager shall not be permitted to take, agree or consent to any of the actions specified in (i), (ii), (iii) or (iv) below with respect to any Portfolio Asset without the prior written consent of the Liquidation Agent (provided that, without limiting the Liquidation Agent’s discretion with respect to the nature of its response, the Liquidation Agent shall respond promptly to any request of the Collateral Manager asking whether or not the Liquidation Agent is willing to provide any such consent):

(i)          any foreclosure, deed in lieu, or comparable transfer of title to any collateral securing a Portfolio Asset or any taking back of control or acquiescence in the transfer of control from a Portfolio Asset Obligor with respect to any such collateral;

(ii)         any modification, extension, amendment or waiver of a monetary term (including the timing of payments) or any material non-monetary term of an Underlying Instrument;

(iii)        any acceptance of a discounted payoff of a Portfolio Asset;

(iv)        any release of any collateral securing a Portfolio Asset or any release of a Portfolio Asset Obligor or acceptance of any assumption agreement (other than in accordance with the express and explicit terms of, or satisfaction of, such Portfolio Asset or in circumstances where paragraph 2(o)(v) applies);

(v)         any acceptance of additional collateral or substitute collateral for a Portfolio Asset (other than in accordance with the express and explicit terms of such Portfolio Asset) which, in the case of substitute collateral has, in the Collateral Manager’s reasonable commercial judgment, a fair market value that is greater than or equal to the value of the collateral it is replacing; or

(vi)        (A) permitting to arise any subordinate lien on any collateral securing a Portfolio Asset (other than a subordinate lien already existing on the trade date when such Portfolio Asset is acquired by the Issuer) or (B) waiving any term relating to any subordinate lien on any collateral securing a Portfolio Asset, in each case other than in accordance with the express and explicit terms of such Portfolio Asset (in which case no notification will be required).

The Liquidation Agent shall be an express third party beneficiary of the provisions set forth in this Section 2(o) to the extent that it is entitled to receive notifications or exercise consent rights under this Section.

(p)          If the "Repurchase Date" (as defined in the BDCA Counterparty Repo) has been accelerated by the Seller as provided in the BDCA Counterparty Repo as a result of an “Event of Default” with respect to the Buyer as Defaulting Party (as each of those terms are so defined or used in the BDCA Counterparty Repo) (such event, a "UBS Termination Event"), the Collateral Manager will use its commercially reasonable efforts to sell or otherwise dispose of all Portfolio Assets in accordance with Section 12.1 of the Indenture, provided that each such sale shall be conducted in compliance with the following requirements:

(i)          the Collateral Manager shall, commencing on the day on which the UBS Termination Event occurs, seek to obtain firm, actionable bids for the entire Principal Balance of each Portfolio Asset (each such bid, a "Firm Bid") from at least three leading dealers in the relevant market, one of which may be the Collateral Manager or its designee, at or prior to the Portfolio Asset Sale Cut-Off Time (as defined below); provided that if there is more than one Portfolio Asset at any time, the Collateral Manager may in its sole discretion obtain Firm Bids with respect to each separate Portfolio Asset or any one or more groups of Portfolio Assets;

(ii)         if the Collateral Manager obtains one Firm Bid or a combination of Firm Bids for the entire Principal Balance of any Portfolio Asset (or group of Portfolio Assets) prior to the Portfolio Asset Sale Cut-Off Time in accordance with the foregoing clause (i), the Collateral Manager will cause the sale of such Portfolio Asset (or group of Portfolio Assets) for an amount equal to the highest such Firm Bid or weighted average of combined Firm Bids;

(iii)        any Holder that owns 25% or more of the Aggregate Outstanding Amount of Notes shall be entitled to participate in such bidding process with respect to one or more of the Portfolio Assets by submitting Firm Bid(s) therefor;

(iv)        the Collateral Manager shall notify the Trustee on (or as soon as reasonably practicable following) the date on which the UBS Termination Event occurs that it is selling or otherwise disposing of all of the Portfolio Assets in accordance with Section 12.1 of the Indenture and this Section 2(p), and direct the Trustee to deliver a notice to all Holders on (or as soon as reasonably practicable following) the date on which the UBS Termination Event occurs that (A) notifies the Holders of such sale, (B) notifies the Holders that any Holder that owns 25% or more of the Aggregate Outstanding Amount of Notes shall be entitled to participate in such bidding process with respect to one or more of the Portfolio Assets by submitting Firm Bid(s) therefor, and (C) provides instructions so that any Holder that owns 25% or more of the Aggregate Outstanding Amount of Notes may notify the Collateral Manager that it will participate in the bidding process with respect to one or more of the Portfolio Assets; and

(v)         the Collateral Manager shall use commercially reasonable efforts to sell or otherwise dispose of all Portfolio Assets and Eligible Investments no later than the Portfolio Asset Sale Cut-Off Time.

(q)          Immediately upon becoming aware that any Portfolio Asset, at any time after the acquisition thereof by the Issuer on any date of determination by the Calculation Agent, has become a Defaulted Obligation, the Collateral Manager shall deliver a notice of such event to (i) the Issuer and (ii) UBS (which shall constitute a third party beneficiary of this Agreement for purposes of such obligation).

3.          No Joint Venture

Nothing in this Agreement shall be deemed to create a joint venture or partnership between the parties with respect to the arrangements set forth in this Agreement. For all purposes herein, the Collateral Manager shall be deemed to be an independent contractor and, unless otherwise provided herein or specifically authorized by the Issuer, from time to time, shall have no authority to act for or represent the Issuer.

4.          Brokerage

The Collateral Manager shall effect all purchases and sales of securities in a manner consistent with Accepted Servicing Practices, taking into account net price (including commissions) and execution capability and other services which the broker may provide.

5.          Collateral Manager’s Compensation and Expenses

As consideration for managing and/or servicing each Portfolio Asset, the Collateral Manager shall be entitled to the Collateral Manager Fee, to be paid in accordance with the Priority of Payments, for so long as such Portfolio Asset remains subject to this Agreement during any calendar month or part thereof. Collateral Manager Fees shall be paid monthly in arrears on each Payment Date.

The Collateral Manager shall have no obligation to advance its own funds for the payment of any Collateral Manager Expenses if the Collateral Manager determines that any such Collateral Manager Advances are or will be, or that any outstanding Collateral Manager Advances are, non-recoverable. If the Collateral Manager determines that any such Collateral Manager Advances are or will be non-recoverable, the Collateral Manager shall promptly provide the Issuer with a certificate evidencing such determination and stating the reasons for such determination, which reasons shall take into account expected sources of reimbursement of such Collateral Manager Advances available to the Issuer pursuant to the Indenture. In any case, the Collateral Manager may, at its option, make Collateral Manager Advances from its own funds with respect to the payment of Collateral Manager Expenses, in which event the Collateral Manager shall be reimbursed for such advances on each Payment Date without interest. The making of a Collateral Manager Advance by the Collateral Manager under any particular set of circumstances will not obligate the Collateral Manager to make any additional or other Collateral Manager Advance under equivalent, similar or any other circumstances.

6.          Services to Other Companies or Accounts; Conflicts of Interest

(a)          The shareholders, Affiliates and associates of the Collateral Manager are in no way prohibited from, and intend to, spend substantial business time in connection with other businesses or activities, including, but not limited to, managing investments, advising or managing entities other than the Issuer, whose investment objectives are the same as or overlap with those of the Issuer, participating in actual or potential investments of the Issuer providing consulting, merger and acquisition, structuring or financial advisory services, including with respect to actual, contemplated or potential investments of the Issuer, or acting as a director, officer or creditors' committee member of, adviser to, or participant in, any corporation, partnership, trust or other business entity. Such Affiliates or associates may, and expect to, receive fees or other compensation from third parties for any of these activities, which fees will be for the benefit of their own account and not the Issuer. These fees can relate to actual, contemplated or potential investments of the Issuer and may be payable by entities in which the Issuer directly or indirectly, has invested or contemplates investing.

(b)          In addition, the shareholders, Affiliates and associates of the Collateral Manager may manage Affiliates of the Issuer (including, but not limited to, other funds, investment vehicles, accounts or advisory clients of the Collateral Manager or any of its Affiliates, collectively the "Other Investment Vehicles"). The investment policies, fee arrangements and circumstances of the Issuer may differ from such Other Investment Vehicles. For example, the Issuer may desire to retain an asset at the same time that one or more Other Investment Vehicles desire to sell it. Similarly, the Other Investment Vehicles which are in a liquidation phase may take priority as to sales of investments in which the Issuer is also an investor. These procedures could in certain circumstances affect adversely the price paid or received by the Issuer or the size of the position purchased or sold by the Issuer.

(c)          Although the Issuer intends to operate so that the Portfolio Assets are not "plan assets" under ERISA, some of the Other Investment Vehicles may hold or will hold "plan assets" subject to ERISA. For those plan assets, certain shareholders, Affiliates and/or associates of the Collateral Manager are classified as "fiduciaries" under ERISA. ERISA imposes certain general and specific responsibilities and restrictions on fiduciaries with respect to plan assets. As a result, the Collateral Manager may adopt certain procedures to address other conflicts in order to satisfy ERISA requirements, if applicable. The foregoing procedures could in certain circumstances affect adversely the price paid or received by the Issuer or the size of the position purchased or sold by the Issuer (including prohibiting the Issuer from purchasing a position) or may limit the rights that the Issuer may exercise with respect to an investment.

(d)          Members, Affiliates and associates of the Collateral Manager may have the ability, under certain circumstances, to take certain actions that would be inconsistent with the objectives of the Issuer. In such circumstances, the Collateral Manager and its shareholders, Affiliates and associates will act in good faith and in a manner believed by them to be equitable; provided that, the Collateral Manager and its shareholders, Affiliates and associates may adopt certain procedures to address other conflicts in order to satisfy ERISA requirements, if applicable. The foregoing procedures could in certain circumstances affect adversely the price paid or received by the Issuer or the size of the position purchased or sold by the Issuer (including prohibiting the Issuer from purchasing a position) or may limit the rights that the Issuer may exercise with respect to an investment.

(e)          The Collateral Manager shall not direct the Trustee to purchase any Portfolio Asset for inclusion in the Collateral directly from the Collateral Manager or any of its Affiliates as principal or any account or portfolio for which Collateral Manager or any of its Affiliates serve as investment advisor, or direct the Trustee to sell directly any Portfolio Asset to the Collateral Manager or any of its Affiliates as principal or any account or portfolio for which the Collateral Manager or any of its Affiliates serve as investment advisor, unless the Collateral Manager shall have certified to the Issuer and the Trustee (a copy of which shall be provided by the Trustee to the Liquidation Agent) with respect to each such transaction that (i) such transaction will be consummated on terms prevailing in the market, (ii) the terms of such transaction are substantially as advantageous to the Issuer as the terms the Issuer would obtain in a comparable arm's length transaction with a non-Affiliate, and (iii) such transaction complies with the Investment Advisers Act of 1940, as amended (the "Advisers Act"), to the extent applicable. In accordance with the foregoing, the Collateral Manager may, in one or more transactions, effect client cross-transactions where the Collateral Manager causes a transaction to be effected between the Issuer and another collateralized debt obligation vehicle, collateralized loan obligation vehicle, fund or another investment vehicle or account managed or advised by it or one or more of its Affiliates, but neither it nor the Affiliate will receive any commission or similar fee in connection with such cross-transaction. If consent of the Issuer to any such transaction is required under the Advisers Act, the Collateral Manager will obtain the prior written, informed consent of the Issuer's Sole Shareholder. In addition, with the prior authorization of the Issuer, which may be revoked at any time, the Collateral Manager may enter into agency cross-transactions where it or any of its Affiliates acts as broker for the Issuer and for the other party to the transaction, to the extent permitted under applicable law.

(f)          The Collateral Manager shall not direct the Trustee to purchase any Portfolio Asset for inclusion in the Collateral if the obligor on such Portfolio Asset is the Collateral Manager or any of its Affiliates or any other fund or account managed by the Collateral Manager or its Affiliates.

7.          Standard of Care

The Collateral Manager shall comply with all the terms and conditions of the Indenture specifically made applicable to the Collateral Manager as specified therein affecting the duties and functions that have been delegated to it thereunder and hereunder and, subject to Section 8 of this Agreement, shall perform its collateral management services under this Agreement with reasonable care, using a degree of skill and attention no less than that which the Collateral Manager exercises with respect to comparable assets that it manages for itself and others having similar investment objectives and restrictions. The servicing standards described in this Section 7 are herein referred to as "Accepted Servicing Practices".

8.          Limitation of Liability

(a)          Without prejudice to the obligations of the Sole Shareholder under the Equity Contribution Agreement, the Subscription Agreement, the Liquidation Agent Appointment Letter and the BDCA Counterparty Repo, none of the Collateral Manager (solely in its capacity as Collateral Manager hereunder), its Affiliates (excluding the Issuer), any officer, director, partner, member, employee, or stockholder of any of such Persons or any other Person that serves or provides advisory services and resources at the request of the Collateral Manager on behalf of the Issuer as an officer, director, partner, member, employee or agent of any other entity (each, an "Indemnified Person") shall be liable to the Trustee, any Holder, UBS or the Issuer, or any Affiliate of the foregoing, for damages arising from any action taken or omitted to be taken by such Person or for damages arising from any action taken or omitted to be taken by the Trustee, any Holder or other Person with respect to the Issuer, unless such damages are the result of acts or omissions constituting bad faith, gross negligence, willful misconduct or fraud by such Indemnified Person. Each Indemnified Person may rely conclusively in good faith on any document of any kind that, prima facie, is properly executed and submitted by any appropriate Person respecting any matters arising under this Agreement. The Collateral Manager shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing delivered to the Collateral Manager under or in connection with this Agreement and believed by it to be genuine and to have been signed or sent by the proper Person. The Collateral Manager may consult with legal counsel, Independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, IN NO EVENT SHALL THE LIABILITY OF THE COLLATERAL MANAGER FOR ANY CLAIMS HEREUNDER BY ANY OTHER PERSON (INCLUDING, WITHOUT LIMITATION, INDEMNITY OBLIGATIONS UNDER THIS AGREEMENT) EXCEED, IN THE AGGREGATE, A DOLLAR AMOUNT EQUAL TO THE AMOUNT OF COLLATERAL MANAGER FEES PAID TO THE COLLATERAL MANAGER HEREUNDER.

(b)          No claim may be made by any party hereto against any other party thereto or any officer, agent, stockholder, partner, member, director or employee of any such party for any special, indirect, consequential or punitive damages (including lost profits) in respect of any claim for breach of contract or any other theory of liability arising out of or relating to this Agreement or the transactions contemplated hereby or any act, omission or event occurring in connection therewith, and to the fullest extent permitted by applicable law, each party hereto hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in such party’s favor.

9.          Indemnification

(a)          To the fullest extent permitted by law, the Issuer shall indemnify, defend and hold harmless each Indemnified Person, against all losses, claims, damages or liabilities, whether or not matured or unmatured or whether or not asserted or brought due to contractual or other restrictions (including legal or other expenses reasonably incurred in investigating or defending against any such loss, claim, damage or liability), joint or several (collectively, "Losses"), to which an Indemnified Person may become subject by reason of any acts or omissions or any alleged acts or omissions arising out of such Indemnified Person's or any other Indemnified Person's activities in connection with the conduct of the business or affairs of the Issuer and/or a Portfolio Asset (including in connection with or relating to this Agreement), or caused by or arising out of or relating to or in connection with this Agreement, any of the Transaction Documents or any of the transactions contemplated thereby (including, without limitation, the issuance of the Class A Notes), unless such Loss results from (i) the gross negligence, willful misconduct or fraud of such Person, or (ii) a breach of the representation and warranty of the Collateral Manager in Section 12 hereof. Notwithstanding the exception set forth in the preceding sentence, if the Collateral Manager sustains any loss, liability or expense by reason of such exception and which results from any overcharges to a Portfolio Asset Obligor under a Portfolio Asset, then the Issuer shall, to the extent that such overcharges were collected by the Collateral Manager and remitted to the Issuer, promptly remit such overcharge to such Portfolio Asset Obligor after the applicable Issuer’s receipt of written notice from the Collateral Manager regarding such overcharge.

Notwithstanding anything contained herein to the contrary, the obligations of the Issuer under this Section 9(a) are limited recourse obligations of the Issuer payable as Administrative Expenses solely out of the amounts credited to the Expense Account in accordance with Sections 10.3(c) and 11.1 of the Indenture. Any indemnification rights provided for in this Section 9(a) shall be retained by any resigned or replaced Collateral Manager and by all former Indemnified Persons.

(b)          Expenses incurred by an Indemnified Person in defense or settlement of any claim that may be subject to a right of indemnification hereunder may be advanced by the Issuer prior to the final disposition thereof upon receipt of a written undertaking by or on behalf of the Indemnified Person to repay such amount to the extent that it shall be determined ultimately that such Indemnified Person is not entitled to be indemnified hereunder. The right of any Indemnified Person to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Indemnified Person may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Indemnified Person's successors, assigns and legal representatives.

(c)          The indemnification rights provided for in this Section 9 shall survive the termination of this Agreement. Notwithstanding anything else herein, nothing contained in this Section or elsewhere in this Agreement shall be construed as relieving any person for any liability (including liability under applicable U.S. federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith), to the extent that such liability may not be waived under, or such indemnification would be in violation of, applicable law.

10.         Term of Agreement; Survival of Certain Terms

(a)          This Agreement shall become effective on the date hereof. This Agreement shall continue in force until the first of the following occurs (i) the payment in full or redemption in whole of the Notes and the termination of the Indenture in accordance with its terms; (ii) the liquidation of the Portfolio Assets and the final distribution of proceeds of such liquidation to the Holders; or (iii) termination of this Agreement in accordance with subsection (b) or subsection (c) of this Section 10. Sections 8, 9, 11, 16 and 18 shall survive any termination of this Agreement. Any such termination shall also be without prejudice to any rights of the Collateral Manager relating to the reimbursement of its Collateral Manager Expenses and Collateral Manager Advances or the payment of its Collateral Manager Fees (together with interest thereon) through and including the date of such termination. Upon any such termination, any Collateral Manager Fees, Collateral Manager Expenses and Collateral Manager Advances that remain unpaid or unreimbursed shall be remitted by the Issuer to Collateral Manager on the next Payment Date after the Issuer’s receipt of an itemized invoice therefor (provided such invoice is received no less than five Business Days prior to such Payment Date).

(b)          This Agreement may be terminated, and the Collateral Manager may be removed for cause, on the thirtieth day after the date on which the Issuer or the Trustee, at the direction of the Majority Holders (or, in the case of clause (x), the Majority Holders or the Liquidation Agent), delivers written notice, setting forth the cause of such removal, to the Collateral Manager (or, in the case of clause (x), immediately upon delivery of such written notice). For purposes of determining "cause" with respect to termination of this Agreement pursuant to this Section 10(b), such term shall mean the occurrence of any one of the following events:

(i)          any failure by the Collateral Manager to comply with its obligations set forth in Section 2 hereof, and such failure results in the occurrence of an Event of Default (as defined in the Indenture, but after giving effect to any related notice requirement or cure period) that is directly attributable to the actions or inactions of Collateral Manager constituting such breach of Section 2 hereof;

(ii)         the Collateral Manager breaches any provision of this Agreement, the Indenture or any other Transaction Document to which it is a party (other than as covered in Section 10(b)(i)) which violation or breach (1) has a material adverse effect on the Holders of any Class A Notes and (2) if capable of being cured, is not cured within 10 days after the date on which written notice of such breach has been given to the Collateral Manager by the Issuer, the Trustee, the Majority Holders or the Liquidation Agent, or, if such violation or breach is not capable of being cured within 10 days but is capable of being cured in a longer period, the Collateral Manager fails to cure such violation or breach within the period in which a reasonably diligent person could cure such violation or breach, but in no event greater than 30 days;

(iii)        any representation, warranty or certification made by the Collateral Manager in this Agreement or in any certificate delivered pursuant to this Agreement shall prove to have been untrue or incorrect when made, and such breach has a material adverse effect on the Holders of any Class A Notes;

(iv)        the filing of a decree or order for relief by a court having jurisdiction over the Collateral Manager or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for the Collateral Manager or for any substantial part of its property, or ordering the winding up or liquidation of the Collateral Manager’s affairs, and such decree or order shall remain unstayed and in effect for a period of thirty (30) consecutive days;

(v)         the commencement by the Collateral Manager of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by the Collateral Manager to the entry of an order for relief in an involuntary case under any such law;

(vi)        the consent by the Collateral Manager to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for the Collateral Manager or for any substantial part of its property, or the making by the Collateral Manager of any general assignment for the benefit of creditors;

(vii)       the failure by the Collateral Manager generally to pay its debts as such debts become due, or the taking of action by the Collateral Manager in furtherance of the actions described in the immediately preceding clauses (iv), (v) or (vi);

(viii)      the occurrence of any Event of Default under the Indenture;

(ix)         the Collateral Manager or any officer of the Collateral Manager who has direct responsibility for the investment activities of the Issuer is indicted for any act constituting fraud or criminal negligence in respect of investment activity; or

(x)           an "Event of Default" has occurred under the BDCA Counterparty Repo with respect to which the Seller is the "Defaulting Party" (as each such term is defined therein) and the "Repurchase Date" (as defined in the BDCA Counterparty Repo) has been accelerated as a result thereof.

If any of the events specified in this sub-clause (b) of this Section 10 shall occur, the Collateral Manager shall give prompt written notice thereof to the Issuer and the Trustee (who shall forward to the Holders) upon a Responsible Officer of the Collateral Manager becoming aware of the occurrence of such event.

(c)          This Agreement may also be terminated by the Collateral Manager on the thirtieth day after the date on which the Collateral Manager delivers written notice, setting forth the cause of such termination, to the Issuer (with a copy to the Trustee). For purposes of determining "cause" with respect to termination of this Agreement pursuant to this Section 10(c), such term shall mean the occurrence of any one of the following events:

(i)          any failure by the Trustee to disburse any amount due to the Collateral Manager hereunder (including, without limitation, the Collateral Manager Fee, the Collateral Management Expenses and Collateral Manager Advances) when funds are available therefor pursuant to Section 11.1(a) of the Indenture, which failure, continues unremedied for a period of five (5) Business Days after the date on which written notice of such failure shall have been given to the Issuer by the Collateral Manager; or

(ii)         the Issuer breaches any provision of this Agreement (other than as covered in Section 10(c)(i)) which violation or breach (1) has a material adverse effect on the Collateral Manager and (2) if capable of being cured, is not cured within 30 days after the date on which written notice of such breach has been given to the Issuer, or, if such violation or breach is not capable of being cured within 30 days but is capable of being cured in a longer period, the Issuer fails to cure such violation or breach within the period in which a reasonably diligent person could cure such violation or breach, but in no event greater than 60 days.

11.         Action Upon Termination

(a)          Upon any termination of this Agreement, the Collateral Manager shall as soon as practicable:

(i)          deliver to the Issuer, or to the successor collateral manager if so directed by the Issuer, all property and documents of the Trustee or the Issuer or otherwise relating to the Portfolio Assets then in the custody of the Collateral Manager; and

(ii)         deliver to the Trustee an accounting with respect to the books and records delivered to the Trustee or the successor collateral manager.

Notwithstanding such termination, (x) the Collateral Manager shall remain liable to the extent set forth herein (but subject to Section 8 hereof) for its acts or omissions hereunder arising prior to termination, and for any expenses, losses, damages, liabilities, demands, charges and claims (including reasonable attorneys' fees) in respect of or arising out of a material breach of the representations and warranties made by the Collateral Manager in Section 12 hereof or from any material failure of the Collateral Manager to comply with the provisions of this Section 11, and (y) the Issuer shall remain liable to the extent set forth herein for the reimbursement of the Collateral Manager’s Collateral Manager Expenses and Collateral Manager Advances and the payment of the Collateral Manager Fee through and including the date of such termination.

(b)          The Collateral Manager agrees that, notwithstanding any termination, it shall reasonably cooperate in any Proceeding arising in connection with this Agreement, the Indenture, or any of the Portfolio Assets (excluding any such Proceeding in which claims are asserted against the Collateral Manager or any Affiliate of the Collateral Manager) upon receipt of appropriate indemnification and expense reimbursement satisfactory to the Collateral Manager.

(c)          If the Notes remain outstanding, the Trustee (at the direction of the Majority Holders) or, otherwise, the Issuer shall appoint a successor upon the termination of this Agreement; provided that, in the case of Section 10(b)(viii) or 10(b)(x), the Liquidation Agent shall have the right to appoint a successor collateral manager. No termination of this Agreement or any removal or resignation of the Collateral Manager shall be effective until the date as of which a successor collateral manager shall have agreed in writing to assume all of the Collateral Manager's duties and obligations pursuant to this Agreement. Upon the acceptance by a successor collateral manager of such appointment, all rights and obligations of the Collateral Manager under this Agreement shall terminate, except as provided in Sections 5, 8, 9, 11 and 16.

12.         Representations and Warranties

The Collateral Manager hereby represents and warrants to the Issuer as follows as of the date hereof:

(a)          The Collateral Manager is a corporation incorporated under the laws of the State of Maryland and has full power and authority to own its assets and to transact the business in which it is currently engaged and is duly qualified and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires, or the performance of this Agreement would require such qualification, except for those jurisdictions in which the failure to be so qualified, authorized or licensed would not have a material adverse effect on the business, operations, assets or financial condition of the Collateral Manager or on the ability of the Collateral Manager to perform its obligations under, or on the validity or enforceability of, this Agreement and the provisions of the Indenture applicable to the Collateral Manager.

(b)          The Collateral Manager has full power and authority to execute, deliver and perform this Agreement and all obligations required hereunder and under the provisions of the Indenture applicable to the Collateral Manager, and has taken all necessary action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder and under the terms of the Indenture applicable to the Collateral Manager. No consent of any other Person, including, without limitation, any partners or creditors of the Collateral Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Collateral Manager in connection with this Agreement or the Collateral Administration Agreement, or the execution, delivery, performance, validity or enforceability of this Agreement, the Collateral Administration Agreement or the obligations required hereunder, under the Collateral Administration Agreement or under the terms of the Indenture applicable to the Collateral Manager. This Agreement has been, and each instrument and document required hereunder or under the terms of the Indenture shall be, executed and delivered by a duly authorized officer of the Collateral Manager, and this Agreement constitutes, and each instrument and document required hereunder or under the terms of the Indenture when executed and delivered by the Collateral Manager hereunder or under the terms of the Indenture shall constitute, the valid and legally binding obligations of the Collateral Manager enforceable against the Collateral Manager in accordance with their terms, subject to (A) the effect of bankruptcy, insolvency or similar laws affecting generally the enforcement of creditors' rights and (B) general equitable principles.

(c)          The execution, delivery and performance of this Agreement and the performance by the Collateral Manager of the terms of the Indenture applicable to it will not violate any provision of any existing law or regulation binding the Collateral Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Collateral Manager, or the organizational documents of, or any securities issued by, the Collateral Manager or constitute, with or without giving notice or lapse of time or both, a default under or result in a breach of any of the terms or provisions of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Collateral Manager is a party or by which the Collateral Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the ability of the Collateral Manager to perform its obligations under or the validity or enforceability of this Agreement or provisions of the Indenture and Collateral Administration Agreement applicable to the Collateral Manager, and will not result in or require the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

(d)          There is no charge, investigation, action, suit or proceeding before or by any court pending or, to the knowledge of the Collateral Manager, threatened that, if determined adversely to the Collateral Manager, would have a material adverse effect upon the performance by the Collateral Manager of its duties under, or on the validity or enforceability of, this Agreement and the provisions of the Indenture applicable to the Collateral Manager hereunder.

(e)          The Collateral Manager is not in violation of its Constitutive Documents or in breach or violation of or in default under any contract or agreement to which it is a party or by which it or any of its property may be bound, or any applicable statute or any rule, regulation or order of any court, government agency or body having jurisdiction over the Collateral Manager or its properties, the breach or violation of which or default under which would have a material adverse effect on the validity or enforceability of this Agreement or the provisions of the Indenture applicable to the Collateral Manager, or the performance by the Collateral Manager of its duties hereunder or thereunder.

The Collateral Manager's representations and warranties in Sections 12(c) are given on the assumptions that there shall be no misrepresentations or breach of covenants by transferees or purchasers of the Notes and do not address the consequences of such misrepresentations or breach, and that none of the assets of the Issuer are or will be (or are or will be deemed for purposes of ERISA or Section 4975 of the Code, or any substantially similar applicable federal, state, local or non-US law, to be) "plan assets" subject to ERISA or Section 4975 of the Code (or any substantially similar law).

13.         Amendment

This Agreement may not be modified or amended without the prior written consent of the Trustee and the Majority Holders and in writing executed by the parties hereto; provided that any modification or amendment that may adversely affect the rights of the Liquidation Agent under Section 10 or Section 11 shall require the prior written consent of the Liquidation Agent. Failure on the part of either party to insist upon strict compliance by the other with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition.

14.         Assignment

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. Any assignment of the Collateral Manager's obligations under this Agreement (other than to an Affiliate of the Collateral Manager including, without limitation, the Collateral Manager and any direct or indirect subsidiary of the Collateral Manager) shall require the consent of the Issuer and, until the Full Payment Date, the Trustee and the Majority Holders. Any assignment of the Issuer’s rights, remedies, and obligations under this Agreement shall require the consent of the Collateral Manager. Any assignment consented to pursuant to this Section 14 shall bind the assignee hereunder in the same manner as the assignor is bound. Upon the execution and delivery of such a counterpart by the assignee, the assignor shall be released from further obligations pursuant to this Agreement, except with respect to its obligations arising under Sections 8, 9, 11, 16 and 18 hereof.

The Collateral Manager hereby acknowledges that, pursuant to Article 15 of the Indenture, the Issuer is assigning all of its right, title and interest in, to and under this Agreement to the Trustee as representative of the Holders and the Collateral Manager agrees that all of the representations, covenants and agreements made by the Collateral Manager in this Agreement are also for the benefit of the Trustee.

15.         Entire Agreement; Severability; Headings; Counterparts

(a)          This Agreement contains the entire agreement between the parties relating to the subject matter hereof.

(b)          If any term, provision, covenant or condition of this Agreement, or the application thereof to any party hereto or any circumstance, is held to be unenforceable, invalid or illegal (in whole or in part) for any reason (in any relevant jurisdiction), the remaining terms, provisions, covenants and conditions of this Agreement, modified by the deletion of the unenforceable, invalid or illegal portion (in any relevant jurisdiction), will continue in full force and effect, and such unenforceability, invalidity, or illegality will not otherwise affect the enforceability, validity or legality of the remaining terms, provisions, covenants and conditions of this Agreement, so long as this Agreement, as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the deletion of such portion of this Agreement will not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.

(c)          Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

(d)          This Agreement (and each amendment, modification and waiver in respect of this Agreement) may be executed and delivered in counterparts (including by e-mail (PDF) or facsimile transmission), each of which will be deemed an original, and all of which together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Agreement by e-mail (PDF) or facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

16.         Non-Petition; Limited Recourse

(a)          Notwithstanding any other provision of this Agreement, the Collateral Manager agrees not to cause the filing of a petition in bankruptcy or to institute any reorganization, arrangement, insolvency, moratorium or liquidation proceedings against the Issuer for the nonpayment of the fees or other amounts payable by the Issuer to the Collateral Manager under this Agreement until the payment in full of all Notes issued under the Indenture (and any other debt obligations of the Issuer that have been rated upon issuance by any rating agency at the request of the Issuer) and the expiration of a period equal to one year and a day or, if longer, the applicable preference period then in effect and one day, following such payment in full. Nothing in this Section 16(a) shall preclude, or be deemed to stop, the Collateral Manager from taking any action prior to the expiration of the aforementioned period in (A) any case or proceeding voluntarily filed or commenced by the Issuer or (B) any involuntary insolvency proceeding filed or commenced by a Person other than the Collateral Manager. This Section 16(a) shall survive the termination of this Agreement.

(b)          The Collateral Manager agrees that the payment of all amounts to which it is entitled pursuant to this Agreement shall be subject to the provisions of Sections 10.3(c) and 11.1 of the Indenture, and the Collateral Manager agrees to be bound by the provisions of Sections 10.3(c) and 11.1 of the Indenture as if it were a party thereto. Notwithstanding any other provision of this Agreement, all of the payment obligations of the Issuer under this Agreement are limited recourse obligations of the Issuer payable solely as Administrative Expenses from amounts credited to the Expense Account pursuant to Section 10.3(c) and 11.1 of the Indenture. The Collateral Manager further agrees that, except as so contemplated by Section 10.3(c) and 11.1 of the Indenture, it will not have any recourse against any other asset of the Issuer or against any Officer, director, employee, partner, member, shareholder or incorporator of the Issuer or its Affiliates, successors or assigns for the payment of any amounts payable under this Agreement. It is understood that this Section 16(b) shall not (i) prevent recourse to the Collateral for the sums due or to become due under any security, instrument or agreement which is part of the Collateral; or (ii) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by the Notes or secured by the Indenture until such Collateral has been realized and the proceeds thereof applied in accordance with the provisions of the Indenture, whereupon all obligations of and all claims against the Issuer hereunder or arising in connection therewith shall be extinguished and shall not thereafter revive. It is further understood that this Section 16(b) shall not limit the right of any Person to name the Issuer as a party defendant in any Proceeding or in the exercise of any other remedy under the Notes or the Indenture, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any such Person. The Collateral Manager consents to the assignment of this Agreement as provided in the Grant of the Indenture. This Section 16(b) shall survive the termination of this Agreement.

17.         Notices

Any request, demand, authorization, direction, instruction, order, notice, consent, waiver or other documents provided or permitted by this Agreement to be made upon, given, delivered, e-mailed or furnished to, or filed with:

(a)          the Issuer shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service or by facsimile in legible form, to the Issuer addressed to it at 405 Park Avenue, Floor 3, New York, NY 10022, Attention: Bryan Cole/Christopher Masterson, telephone no. 212.415.6500, facsimile no. 212.421.5799, or at any other address previously furnished in writing to the other parties hereto by the Issuer, as the case may be, with a copy to the Collateral Manager at its address below; and

(b)          the Collateral Manager shall be sufficient for every purpose hereunder if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service or by facsimile in legible form, to the Collateral Manager addressed to it at 405 Park Avenue, Floor 3, New York, NY 10022, Attention: Shiloh Bates, telephone no. 212.415.6500, facsimile no. 212.421.5799, or at any other address previously furnished in writing to the parties hereto.

To the extent that any demand, notice or communication hereunder is given to the Collateral Manager by a Responsible Officer of the Issuer, such Responsible Officer shall be deemed to have the requisite power and authority to bind the Issuer with respect to such communication, and the Collateral Manager may conclusively rely upon and shall be protected in acting or refraining from acting upon any such communication. To the extent that any demand, notice or communication hereunder is given to the Issuer by a Responsible Officer of the Collateral Manager, such Responsible Officer shall be deemed to have the requisite power and authority to bind the Collateral Manager with respect to such communication, and the Issuer may conclusively rely upon and shall be protected in acting or refraining from acting upon any such communication.

18.         Governing Law; Jurisdiction; Waiver of Jury Trial

(a)          This Agreement shall be construed in accordance with, and this Agreement and any matters arising out of or relating in any way whatsoever to this Agreement (whether in contract, tort or otherwise), shall be governed by, the law of the State of New York.

(b)          With respect to any suit, action or proceedings relating to this Agreement or any matter between the parties arising under or in connection with this Agreement ("Proceedings"), each party irrevocably: (i) submits to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan and the United States District Court for the Southern District of New York, and any appellate court from any thereof; and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party. Nothing in this Agreement precludes any of the parties from bringing Proceedings in any other jurisdiction, nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction. Each party irrevocably consents to the service of process in any Proceeding by the mailing or delivery of copies of such process as set forth in Section 17 hereof.

(c)          EACH OF THE ISSUER AND THE COLLATERAL MANAGER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDINGS. Each party hereby (i) certifies that no representative, agent or attorney of the other has represented, expressly or otherwise, that the other would not, in the event of a Proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this paragraph.

19.         Third Party Beneficiaries

Nothing in this Agreement, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Agreement except, with respect to the Trustee and the Holders, as otherwise expressly provided in this Agreement; provided that the Liquidation Agent shall be an express third party beneficiary of Sections 6(e), 10(b), 11(c), 13 and this Section 19.

20.         Written Disclosure Statement

The Issuer shall provide, if reasonably available to it, and the Issuer shall use its reasonable efforts to cause each of the Holders (and holders of beneficial interests in the Notes) and the Trustee to provide, to the Collateral Manager all information reasonably requested by the Collateral Manager in connection with regulatory matters, including without limitation any information that is necessary or advisable in order for the Collateral Manager (or its parent or Affiliates) to complete its Form ADV, Form PF, any other form required by the Securities and Exchange Commission, or to comply with any requirement of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended from time to time, and any other laws or regulations applicable to the Collateral Manager from time to time. The Issuer acknowledges receipt of Part II of the Collateral Manager's Form ADV more than 48 hours prior to the date of execution of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Collateral Management Agreement to be executed effective as of the day and year first written above.

BDCA HELVETICA FUNDING, LTD.,
as Issuer

By:	/s/ Robert K. Grunewald
Name:	Robert K. Grunewald
Title:	Director

COLLATERAL MANAGEMENT AGREEMENT

BUSINESS DEVELOPMENT CORPORATION
OF AMERICA,
as Collateral Manager

By:	/s/ Robert K. Grunewald
Name:	Robert K. Grunewald
Title:	President and Chief Investment Officer

COLLATERAL MANAGEMENT AGREEMENT